UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Consent Solicitation Statement Pursuant to Section 14(a) of the Securities
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DELCATH SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)

ROBERT B. LADD JONATHAN A. FOLTZ MICHAEL KARPF, M.D. PAUL WILLIAM FREDERICK NICHOLLS FRED S. ZEIDMAN LADDCAP VALUE ASSOCIATES LLC LADDCAP VALUE PARTNERS LP

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Laddcap Issues Open Letter Asking Delcath Stockholders to Support their Experienced Unaffiliated Slate by Returning the Blue Consent Cards

New York, August 18 - Laddcap Value Partners LP today announced that it issued the following letter to Delcath (Nasdaq: DCTH) stockholders on or about August 18, 2006 asking for their written consent to remove and replace Delcath’s current Board of Directors with the slate of experienced nominees who will work diligently to advance Delcath’s technology and expand stockholder value in the near and long-term.

Dear Fellow Delcath Stockholders:

Laddcap Value Partners LP (“Laddcap”) is the largest stockholder of Delcath Systems, Inc. (“Delcath” or the “Company”), currently owning 2,230,083 or over 11% of the Company’s outstanding shares. We own more Delcath shares than all of Delcath’s officers and directors combined. We believe that Delcath has significant inherent value that has been inadequately exploited by the current Board of Directors and management. We are eager to advance the Company’s technology with a higher degree of urgency by ensuring that the Board of Directors and management has access to all available skills and resources. Our proposed changes are intended to increase the likelihood of maximum value realization for the benefit of all Delcath stockholders in the near and long-term.

We are asking for your written consent to remove all directors from Delcath’s board and, upon such removal, to replace them with our nominees. As many of you are aware, we recently challenged the re-election of Mark Corigliano and Victor Nevins to the Company’s board because we did not believe that they had the necessary experience to guide Delcath in the future and because we questioned the current board’s independence and oversight of management. Based on the voting information disclosed by Delcath from the annual meeting, it appears that over 56% of the shares actually voted by Delcath stockholders were voted to withhold support for Messrs. Corigliano and Nevins. This significant showing by fellow stockholders does not include any shares voted by brokers on behalf of their clients who did not respond. In addition, nearly 60% of the votes cast were in favor of Laddcap’s proposal that Delcath retain an investment banker, despite the opposition from Delcath.

We strongly believe that the vote at the annual meeting reflected stockholders’ desire for change and for a cessation of business as usual. As succinctly stated at the meeting by an institutional stockholder, “when is this company going to grow up?” Based on many conversations with stockholders around the time of the annual meeting, it appears to us that many stockholders feel that the great promise of the Company’s device is potentially being compromised by a lack of urgency on the part of a board that we view as inexperienced, and by shortcomings in corporate governance and management oversight.

Shortly after the annual meeting, we approached Delcath with a simple proposition: Mark Corigliano, Victor Nevins and Daniel Isdaner should resign as directors and be replaced with three, mutually agreeable, new independent directors with professional experience from which Delcath can draw as it looks toward FDA approval of its delivery system. Unfortunately, our simple proposal was rejected and in its place, Delcath announced plans to expand the board to include two additional unnamed directors. We did not agree with this proposed change as we believe that adding two additional directors to the board will not change the oversight of management and will not provide the substantive change that we believe is necessary.

The public disclosure by Delcath of the proposed board expansion occurred on June 27, 2006, when it issued a press release. On July 10, 2006, two weeks later, Laddcap withdrew its request for a special meeting of Delcath’s stockholders. To effectuate this withdrawal, counsel between Laddcap and Delcath exchanged a letter confirming the withdrawal of the request for a special meeting, the form of press release to be used by Delcath and the dismissal of litigation in Delaware. This letter specifically provided that the agreement shall not “prejudice or restrict any future actions that [Laddcap or Delcath] may desire to take.”

In light of the Company’s actions and in light of what we believe is the prevailing desire of stockholders for substantive change, we believe that it is necessary and appropriate to bring the issue to you, our fellow stockholders, as soon as possible. Delcath is your company and the choice is now yours to make.

We are asking your consent to:

1.
remove without cause M.S. Koly, Samuel Herschkowitz, M.D., Mark A. Corigliano, Daniel Isdaner and Victor Nevins as directors of the Company and any other person or persons (other than the persons elected pursuant to this proposed action by written consent) elected or appointed to the Board of Directors (the “Board”) of the Company prior to the effectiveness of these Proposals; and

2.
elect the following five persons as directors of the Company to fill the vacancies resulting from Proposal 1: Jonathan A. Foltz, Michael Karpf, M.D., Robert B. Ladd, Paul William Frederick Nicholls and Fred S. Zeidman (the “Unaffiliated Slate”); and

3.
repeal each of the provisions of the Company’s Bylaws or amendments of the Bylaws that are adopted after December 31, 2005 and before the effectiveness of the foregoing two Proposals (as of the date of this consent solicitation statement, we are not aware of any changes to the Company’s Bylaws that were adopted after December 31, 2005).

In an effort to increase both short-term and long-term stockholder value, we are proposing the Unaffiliated Slate, which we believe would bring to the Company diverse experiences from the medical, financial, and regulatory fields. We believe that the experiences of the Unaffiliated Slate stand in contrast to Delcath’s existing Board. A biographical summary of each member of the Unaffiliated Slate is included for your review in the Consent Solicitation Statement.

If elected, among other things, the Unaffiliated Slate anticipates reviewing Delcath’s corporate governance practices against current best practices. This review would include consideration of (i) rescinding Delcath’s poison pill (which was never approved by Delcath’s stockholders), (ii) eliminating the staggered terms of Delcath’s directors, and (iii) adopting majority voting for directors. In addition, the Unaffiliated Slate will avail itself of specialists in the field of executive compensation to set appropriate guidelines for cash and stock compensation for senior management and directors.

With respect to the business operations of Delcath, if elected, during the balance of fiscal year 2006 the Unaffiliated Slate anticipates Delcath: (i) with the support of the National Cancer Institute (NCI), seeking to establish at least two additional sites for Delcath’s ongoing Phase III trial using melphalan; (ii) seeking opportunities to enhance its working relationship with the NCI by funding new initiatives using Delcath’s device; (iii) reviewing whether continuing to devote resources to the doxorubucin Phase III trials undermines the melphalan Phase III trial treating the same patient population; (iv) establishing a collaboration with a filter expert to improve and customize the filters for use within the Delcath system, as well as for future filter variations to address alternative uses of Delcath’s device; (v) testing the feasibility of using its device in the treatment of Hepatitis C; and (vi) retaining a nationally recognized investment banking firm with expertise in the medical device industry.

The retention of a nationally recognized investment banking firm will allow Delcath and its board to be provided with expert advice with respect to, among other things, capital raising, strategic transactions, more visibility with research analysts and more visibility within the medical device industry. Laddcap believes that Delcath and its board can only benefit from hearing the views and perspective of industry experts. Moreover, Laddcap does not have a current intention to compel an immediate sale of Delcath should Laddcap be successful in this consent solicitation. Any decision to retain investment bankers or to take other strategic decisions rests solely with Delcath’s Board of Directors; such decisions cannot be taken unilaterally by Laddcap. Moreover, Laddcap believes that a sale of Delcath would require the approval of Delcath’s stockholders.

For 2007, the Unaffiliated Slate anticipates Delcath also trying to (i) add at least one additional Phase III site to speed trial completion; (ii) expand testing to at least one new organ or body region; and (iii) establish a presence for Delcath within at least one major cancer conference.

Through the Consent Solicitation Statement that you will shortly be receiving in the mail, Laddcap is providing all holders of Delcath’s shares as of July 27, 2006 (the “Record Date”) with an opportunity to remove and, subject to the qualifications set forth on page 14 under the heading “CONSENT PROCEDURES”, replace the members of the Board with the Unaffiliated Slate upon such removal. All Delcath stockholders, who hold shares as of the Record Date, are being asked to express their written consent to the three proposals by marking, signing, and dating the enclosed BLUE Consent Card and returning it in the enclosed, postage-paid envelope, to The Altman Group, Inc. at 1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071.

LADDCAP CAN ONLY IMPLEMENT ITS PLAN WITH YOUR HELP

LADDCAP URGES YOU TO TAKE ADVANTAGE OF THIS OPPORTUNITY TO CHANGE THE COMPOSITION OF THE BOARD. LADDCAP BELIEVES THIS CHANGE WILL BENEFIT ALL STOCKHOLDERS. IF WE FAIL IN THIS EFFORT, WE MAY NOT INITIATE ANOTHER OPPORTUNITY TO BRING NEW LEADERSHIP TO DELCATH.

PLEASE CONSENT WITH RESPECT TO ALL SHARES FOR WHICH YOU WERE ENTITLED TO GIVE CONSENT AS OF THE RECORD DATE, AS SET FORTH ON YOUR BLUE CONSENT CARD, IN FAVOR OF EACH PROPOSAL AS DESCRIBED IN THE CONSENT SOLICITATION STATEMENT.

CONTACT US

If anything in this press release or in other materials you may receive from us or Delcath raises any questions for you, please contact us. We believe it is important to maintain an open and on-going dialogue with stockholders. We want to hear from you, hear your views concerning Delcath and answer any questions that you may have about our proposals or the unaffiliated slate of directors. Therefore, please call, write, fax or email us your name, address, email address and number of shares of Delcath stock you held on July 27, 2006; please also include your phone number. Our contact information is set forth below or you may call our consent solicitor, The Altman Group toll free at (800) 581-5375.

Thank you for your support,

LADDCAP VALUE PARTNERS LP

By: _______________________________________
Robert B. Ladd, in his capacity as the
managing member of Laddcap Value
Associates LLC, the general partner
of Laddcap Value Partners LP

PLEASE SIGN, DATE AND RETURN YOUR BLUE CONSENT CARD

If you have any questions or require any assistance in executing your written consent, please call:

The Altman Group, Inc.
1200 Wall Street West, 3rd Floor, Lyndhurst, NJ 07071
(800) 581-5375
Banks and Brokers Call Collect: (201) 806-7300

Laddcap Value Partners LP
650 Fifth Avenue, Suite 600
New York, NY 10019
(212) 259-2070
info@laddcapvalue.com

In connection with our consent solicitation, on August 17, 2006 we filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”). In addition, we may file other consent solicitation materials regarding this consent solicitation. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Definitive consent solicitation statements and BLUE consent cards are currently being mailed to Delcath stockholders. Stockholders are also able to obtain a free copy of the definitive consent solicitation statement at the SEC’s website, www.sec.gov. The definitive consent solicitation statement may also be obtained free of charge from our offices by contacting us via the contact information set forth above.